Exhibit 10.9

WALTER ENERGY

2012 EXECUTIVE PERFORMANCE PROGRAM

UNDER THE EXECUTIVE INCENTIVE PLAN

I.                                        The Program

The Walter Energy, Inc. 2012 Executive Performance Program, as it may be amended from time to time (the “Program”), under the Walter Energy, Inc. Executive Incentive Plan, as it may be amended from time to time (the “Plan”), is intended to stimulate and reinforce executive actions that support and assure the attainment of key corporate objectives. The Program facilitates these objectives by providing executive employees the opportunity to earn additional cash compensation if the Company attains its financial and operating objectives during the Plan Year and the employee attains required individual performance levels. The terms and provisions of the Plan are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Plan.

II.                                   Definitions

1.                                      Base Salary means an Employee’s annual base salary rate (exclusive of special stipends or interim payments, commissions, overrides, and incentive and other cash and non-cash payments) as of the end of the Plan Year.

2.                                      Change in Control means a “change in control” as defined in, and applicable to those Participants who have a change in control agreement or a provision in their employment agreement that relates to the effect of a change in the ownership or control of the Company.

3.                                      Committee means the Compensation and Human Resources Committee of the Board, as it is constituted from time to time.

4.                                      Corporate Employee or Employees means an Employee or Employees of Walter Energy, Inc.

5.                                      Incentive Fund means the fund created in accordance with Section VII of the Program.

6.                                      Officer means an executive officer of the Company, any Operating unit President and any Operating unit Vice-President who reports directly to the Operating unit President or who serves on the Operating unit Executive Committee.

7.                                      Peer Group means a group of companies that are selected by the Committee for comparison purposes based on set of criteria (e.g., being a direct competitor; the same or similar industry; same or similar size or annual revenues to one or more Subsidiaries or the Company).

8.                                      Performance Goal means the performance goals for the 2012 Plan Year, as more fully described in Section V, and their measures that are designated for all Participants or individual Participants so that, if each is attained at 100%, the Participant could receive the Target Incentive Opportunity for such Participant.

9.                                      Operating unit means a wholly owned subsidiary of Walter Energy, Inc. that has been declared by the Committee to be eligible to participate in the Plan and the Program.

10.                               Operating unit Employee or Employees means an Employee or Employees of an Operating unit.

11.                               Target Incentive Opportunity means additional cash compensation, expressed as a percentage of Base Salary, which may be recommended as an incentive award if all targets are attained at 100%. The actual amount of the award payable hereunder could increase or decrease as more fully described in Section VIII, subject to the terms of the Plan.

III.                              Administration

1.                                      The Program shall be administered by the Committee.

2.                                      The Committee shall have sole and complete authority to make awards under the Program from funds authorized by the Committee in accordance with the terms of the Plan and to adopt; alter and repeal such administrative rules, guidelines and practices governing the operation of the Program, as it shall deem advisable from time to time; and to interpret the terms and provisions of the Program.

A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

3.                                      Nothing in the Plan, the Program or any of the related documents and no representations by the Company, shall be construed as creating a contract, oral or written, that guarantees employment of an individual for any period of time, nor is there created any entitlement to receive an incentive payment except as determined by the Committee. The decisions and determinations of the Committee shall be final, conclusive and binding on all Participants.

IV.                               Eligible Participants

1.                                      The following Employees of the Company and its Subsidiaries are eligible to participate in the Program.

A.            Officer Group

•                  Executive Officers of the Company

•                  Operating Unit Presidents

•                  Operating Unit Vice-Presidents who report directly to the Operating Unit President or serve on the Operating Unit Executive Committee

B.            Corporate and Operating Unit Staff Group

•                  Corporate and Operating Unit Employees, including Mine Managers, who hold positions that are equal to or greater than salary grade 9, or the equivalent, under the Company’s job evaluation program.

2.                                      Participants in the Program may not take part in any other cash incentive or production bonus plan that is sponsored by the Company or any of its Subsidiaries.

3.                                      Participation in the Company’s Employee Stock Purchase Plan is required of all eligible Participants in the Plan and Program to receive an incentive award.

V.                                    Performance Goals

1.                                      Financial Performance Goals - 60% of a Participant’s incentive opportunity.

From time to time in its discretion with respect to a Plan Year, the Committee will establish one or more Financial Performance Goals based on the annual business plan, improvement over the former year, a Peer Group comparison, or such other criteria as it may determine in its discretion. The Financial Performance Goals may include one or more measures, such as: earnings before taxes (EBT); net income (NI); earnings per share (EPS); operating income (OI); return on net assets (RONA), earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest and taxes (EBIT); and/or pricing, production volume, production capacity, cost per ton, etc. that reflect the combined results of one or more of the Company’s Subsidiaries. If the Committee designates more than one target, it shall assign relative weights to each target so that the sum of all weighting factors is to equal 1.0.

For the 2012 Plan Year, as more fully described in the 2012 Performance Metrics and Design Parameters attached hereto (the “Parameters”), the Committee has designated consolidated net income, production tons and cost per ton as the Financial Performance Goals, with each such goal representing 20% of the weighting for all Participants.

The Committee will have the sole power and authority to review and adjust the Financial Performance Goals during the Plan Year due to unanticipated events, including, but not limited to, windfall gains, disposal of significant assets, catastrophes and other nonrecurring events.

2.                                      Safety Performance Goal - 20% of a Participant’s incentive opportunity.

As soon as practicable at or near the beginning of the Plan Year, the Committee will establish one or more Safety Performance Goals for each Operating Unit based on each Operating Unit’s safety performance record. Safety Performance Goals may include, but are not limited to, lost time accident (LTA) rate, incident rate, citations issued, etc. If there is more than one goal, relative weights will be assigned to each goal so that the sum of all weighting factors is equal to 1.0. The Safety Performance Goals applicable for the 2012 Plan Year are more fully described in the Parameters.

3.                                      Operational/Departmental/Individual Goals - 20% of a Participant’s incentive opportunity.

As soon as practicable at or near the beginning of the Plan Year, each Operating Unit and Department will establish one or more Operational, Departmental and/or Individual Goals. If there is more than one goal, the Department and the manager will assign relative weights to each goal so that the sum of all weighting factors is equal to 1.0. The goals will be reviewed and approved by the next level of executive management, and communicated directly to the Participant.

Operational/Departmental/ Individual Goals will focus on key actions and accomplishments within the department that support the Company’s strategic objectives. The goals, in order to be effective, must be specific and measurable, to the greatest extent possible. Examples of Operational/Departmental/Individual Goals will relate to operation excellence, growth of our Company, employee development, coal production, and cost per metric ton.

A Participant’s manager shall have the authority, with the written approval of the next level of executive management, to review and adjust the Operational/Departmental/Individual Goals during the Plan Year because of unanticipated events, including, but not limited to, windfall gains, disposal of significant assets, catastrophes and other nonrecurring events.

VI.                               Target Incentive Opportunity

1.                                      Each Participant in the Program will have a Target Incentive Opportunity, as determined by the Committee or in accordance with the Company’s compensation policies, as of the beginning of the Plan Year.

2.                                      A Target Incentive Opportunity represents the amount of additional cash compensation that will be recommended for payment if all the Financial, Safety and Operational/Departmental/Individual Performance Targets are attained at 100%.

3.                                      Actual payments to a Participant may be increased or decreased from the Participant’s Target Incentive Opportunity depending on actual performance compared to Performance Goals and final determination by the Committee, but in no event will a Participant’s Target Incentive Opportunity exceed the maximum award permitted under the Plan. Subject to the terms of the Plan, the maximum award under the Program will be a percentage of [year-end] Base Salary as determined by Company compensation policies.

VII.                          Incentive Fund

At the beginning of each Plan Year, subject to the terms of the Plan, the Company will establish an Incentive Fund derived from the aggregate of the Base Salaries of the Participants times their Target Incentive Opportunity. During the course of the Plan Year the Company may adjust the size of the Incentive Fund to reflect projected year-end performance, Participant changes and resulting year-end incentive payments; provided, however, that in no event may the Incentive Fund exceed the Award Pool.

VIII.                     Incentive Awards

1.                                      A Participant’s incentive award under the Program will be calculated by the sum of the following components:

Part A - Financial Performance to Financial Performance Goals

Part B - Safety Performance to Safety Performance Goals

Part C - Operational/Departmental/Individual Performance to Operational/Departmental/Individual Goals

4.                                      2.                                      The Operational/Departmental manager shall recommend at the beginning of the Plan Year, criteria to measure increases and decreases from the Performance Goals, which criteria shall be approved by the next level of executive management.

5.                                      Minimum Individual Performance Required

Notwithstanding anything herein to the contrary, a Participant who has an overall “Unsatisfactory Performance” rating under the Company’s performance appraisal program is not eligible for an incentive payment hereunder unless and until such Participant’s performance improves to meet acceptable standards. A Participant who is not rated due to being new in the position is eligible for an incentive payment as long as the Participant is progressing satisfactorily towards expected standards and is meeting the other requirements of the Plan and Program.

6.                                      Incentive awards hereunder may not be paid until the completion of the Company’s audited financial statements corresponding to the Plan Year and the approval of the Company’s Audit Committee has been received.

7.                                      The calculated awards will be recommended for payment to the Committee. The Committee may use discretion to increase or decrease the size of the award; provided that no award may exceed the maximum award as provided in the Plan; and provided further, that the aggregate total of all awards granted in a Plan Year may not exceed the Award Pool.

IX.                              Timing and Method of Payment

1.                                      Awards hereunder, if any, will be paid in cash, less required withholdings, within 75 days following the end of the applicable Plan Year.

2.                                      Pro rata payments:

a.                                      A Participant must be an Employee at the time the bonus is paid in order to receive an incentive payment under the Program. A Participant whose employment terminates for any reason before the end of the applicable Plan Year will not be eligible for an incentive award for that Plan Year unless the termination was the result of death, disability or retirement under a Company sponsored retirement plan, in which case, a pro rata payment based on the portion of the Plan Year worked applied to target (or less than target if actual performance is below target in any area) may be recommended to the Committee, provided the Participant worked at least three months during the Plan Year. “Retirement” is defined as the termination of the Plan Participant’s employment with the Company and its Subsidiaries other than for cause and either (a) on or after the date on which the Participant attains the age of 60, or, (b) on a date on which the sum of the Participant’s age and completed years of employment with the Company and its Subsidiaries is at least eighty (80).

b.                                      Participants who are hired following the commencement of a Plan Year, or are transferred or promoted into an incentive eligible position may be recommended for a pro rata payment , based on their time in the eligible position, as long as they have worked in that position at least three months during the Plan Year.

c.                                       Participants who are promoted or transferred from one incentive position to another incentive position will receive a pro rata payment based on the period of time they were in each position and the Participant’s year-end Base Salary. Any pro rata payment from Part A- Financial Performance and Part B- Safety will be measured and apportioned at the end of the Plan Year. Operational/Departmental/Individual Goals must be set and measured for the period in each position.

d.                                      If there is a qualifying termination following a change in control of the Company, a pro rata portion of the [target amount] may be paid out unless otherwise specified by an individual employment or change in control agreement.

3.                                      Notwithstanding anything herein to the contrary, a Participant who is eligible for payment of an incentive under the Program following termination of employment and under the terms of an employment, severance, or change in control agreement will be paid at a time and frequency specified in such employment, severance, or change in control agreement. If the Participant is a “Specified Employee” as defined under Section 409A of the Internal Revenue Code, the payment shall be deferred until the first business day after the date that is six (6) months after the termination date in order to comply with the Code.

4.                                      Clawbacks: If any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Committee may, in its sole discretion but acting in good faith, direct that the Company recover all or a portion of any incentive award hereunder or any past or future compensation from any Participant with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement. For purposes of this paragraph, errors, omissions, fraud, or misconduct may include and is not limited to circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the United States Securities and Exchange Commission, and the Committee has determined in its sole discretion that a Participant had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company, or the Participant personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

X.                                   Effective Date and Duration

1.                                      The Program shall be effective as of January 1, 2012.

2.                                      The Committee may discontinue the Program, in whole or in part, at any time, or may, from time to time, amend the Program in any respect that the Committee may deem to be advisable.

2012 Performance Metrics and Design Parameters

Mechanics

1.              Each Participant will have a target incentive opportunity expressed as a percentage of salary.

2.              The Program will use a “balanced scorecard” of goals including financial, safety and individual goals.

3.              All Participants will have a shared corporate financial goal — consolidated net income.

4.              Each goal will have an assigned weight, with all weights adding to 100%.

5.              Each goal will have assigned threshold, target and maximum performance levels, established to ensure both the appropriate degree of stretch and probability of achievement.

6.              Award payouts will range from 50% of target award for threshold performance, to 100% of target for performance at target, to 200% of target for maximum performance.

7.              Performance against each goal will be assessed, weighted and added together to determine the award for each Participant at year-end.

Performance Metrics

1.         Financial (60% Weighting)

a.         Consolidated Net Income: 20% weighting for all Participants.

b.         Production Tons: 20% weighting for all Participants.

i.                 Corporate Officers and Staff: Metric will be the sum of all business units.

ii.              Business Unit Executives and Staff: Metric will be the sum of mines in the business unit.

iii.           Mine Managers and Staff: Metric will be mine specific.

c.          Cash Cost per Ton: 20% weighting for all Participants.

i.                 Corporate Officers and Staff: Metric will be a weighted based on operating income of all business units.

ii.              Business Unit Executives and Staff: Metric will be a weighted based on operating income of mines in the business unit.

iii.           Mine Managers and Staff: Metric will be mine specific.

2.         Safety (20% Weighting)

a.         Based on reportable incident rates for all Participants.

i.                 Corporate Officers and Staff: Metric will be a weighted based on operating income of all business units.

ii.              Business Unit Executives and Staff: Metric will be a weighted based on operating income of mines in the business unit.

iii.           Mine Managers and Staff: Metric will be mine specific.

b.         In the event of a fatality, all Participants will automatically lose one-fourth of the safety component incentive opportunity, and the business unit in which the fatality occurred will lose all of the safety component incentive opportunity.

3.         Individual Goals (20% Weighting)

a.         All Participants will have documented individual goals, developed in conjunction with their manager.

b.         Goals must be specific, measureable and tied directly to furthering the Company’s overall business objectives.

Final Awards

After initial awards are determined through application of the goal weights and performance against targets, the Committee will have discretion to adjust the initial awards to take into account relevant factors that affected performance during the year, i.e. key external factors, performance versus peers, etc. Awards will be paid annually in cash, less required withholdings, within 75 days of the close of the performance period.